Pricing Supplement Dated June 12, 2006	      Rule 424(b)(2)
(To Prospectus dated July 20, 2004 and          File Nos. 333-116460,
Prospectus Supplement dated May 27, 2005) 	333-116460-01, 333-116460-02,
                                                and 333-116460-03
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series F
(U.S. $ Regular Floating Rate)
_________________________________________________________________

Trade Date: June 12, 2006 	     Original Issue Date: June 16, 2006
Principal Amount: $400,000,000       Net Proceeds to Issuer: $399,920,000
Price to Public: Variable            Agent's Capacity:
				 x Principal Basis      Agency Basis

Maturity Date: June 16, 2008

Interest Payment Dates: Quarterly on the 16th day of March, June, September and December of each year, commencing September 16, 2006 (or next business day, modified following)

Interest Rate:  3-Month LIBOR - 0.025%

Initial Interest Rate: 3-Month LIBOR - 0.025% determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates: Quarterly on the 16th day of March, June, September and December of each year, commencing September 16, 2006

Interest Rate Basis: LIBOR (the designated LIBOR Page shall be LIBOR Moneyline Telerate Page 3750 and the LIBOR Currency shall be U.S. Dollars)

Index Maturity:  3-Month

Spread:  - 0.025%

Interest Rate Determination Dates: The second London Banking Day preceding the related Interest Reset Date


__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption: x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

Repayment:  x     The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:     Yes    x     No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.



Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the "Agents"), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes described herein are being offered by the Agents, as principals, at varying prices related to prevailing market prices at the time of resale.

						Aggregate Principal Amount
		Agent				of Notes to be Purchased
Barclays Capital Inc.				$120,000,000
Morgan Stanley & Co. Incorporated		$120,000,000
BNY Capital Markets, Inc.			 $40,000,000
Bear, Stearns & Co. Inc.			 $40,000,000
Deutsche Bank Securities Inc.			 $40,000,000
Lehman Brothers Inc.				 $40,000,000
                                                 ------------
	Total			                $400,000,000

An affiliate of Deutsche Bank Securities Inc. is the trustee under the indenture pursuant to which the Notes will be issued.